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                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-43626

                                   PROSPECTUS

                               SVI HOLDINGS, INC.

                                 725,000 SHARES

                                  COMMON STOCK


         We are offering 25,000 shares that we may issue on the exercise of outstanding warrants. We previously registered these shares with the SEC in 1990. If the warrants are exercised we will receive $7.00 per share, or up to a total of $175,000. We will not pay any discounts or commissions on the shares to be sold by us on exercise of the warrants. We are also registering up to 700,000 shares of our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the American Stock Exchange under the symbol "SVI." The closing sale price of our common stock, as reported on the American Stock Exchange on October 18, 2000, was $4.95 per share.


         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 24, 2000.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary                                                           1
Risk Factors                                                                 3
Forward-Looking Statements                                                  15
Recent Developments                                                         15
Use of Proceeds                                                             17
Selling Stockholders                                                        17
Plan of Distribution                                                        18
Legal Matters                                                               19
Experts                                                                     19
Where You Can Get More Information                                          20


YOU SHOULD RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER AND SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER PAGE OF THIS PROSPECTUS.


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                               PROSPECTUS SUMMARY

SVI HOLDINGS, INC.

         We are an independent provider of system software for enterprise retail chains. Our products represent a full suite of products providing retailers with a complete end-to-end business solution that we call "The Total Point of Business."

         Our solutions consist of the following components:

         E-HOST electronic commerce products. Our electronic commerce products are integrated with our Total Point of Business solution. The products include:

             o    E-STORE electronic commerce store front;
             o    E-CRM customer relationship management; and
             o    SVI-DIRECT integrated fulfillment.

         SVI-POST store systems. SVI-POST is a full business to consumer (B2C) software infrastructure encompassing a range of integrated store system products. The SVI-POST system controls all point-of-sale (POS) and in store systems for traditional "brick and mortar" retailers. Its major features include:

             o operation of a network consisting of the POS terminals and the corporate head office;
             o ability to function on and interconnect with a wide variety of hardware and software platforms and generations; and
             o    user-customizable to the retailer's method of doing business.

         The solution can incorporate a retail customer relationship management system and a complete performance measurement system with loss prevention features.

         SVI-HOST retail enterprise management solutions. SVI-HOST integrates the retail head office function by providing a retailing methodology for retail chains which integrates:

             o    management planning and forecasting;
             o    financial functions;
             o    purchasing;
             o    warehousing;
             o    distribution;
             o    planning;
             o    ticketing;
             o    sales auditing and evaluation; and
             o    multi-channel integrated fulfillment.

         Our SVI-HOST solution includes comprehensive business-to-business (B2B) functions.

         PROFESSIONAL SERVICES, including retail business consulting, project management, application training, technical services and documentation services.

         We sell our solutions through an experienced professional direct sales force with offices in the United States, United Kingdom and Australia. We believe our knowledge of the complete needs of multi-store retailers enables us to help our customers identify the optimal systems for their particular businesses. The customer relationships we develop build recurring help desk, maintenance and field service revenues and position us to recommend changes and upgrades to systems.
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         We also develop and distribute retail system training products and general computer courseware and computer skills testing products.

         Our executive offices are located at 12707 High Bluff Drive, Suite 335, San Diego, California 92130, telephone number (858) 481-4404.

THE OFFERING

         We recently completed a common stock financing from which we received gross proceeds of $3 million. We are obligated to register the common stock we sold so that it can be resold in the public market. We are also registering additional shares that we may be obligated to issue under a repricing right we granted in the financing. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

         We are also offering up to 25,000 shares of common stock issuable upon exercise of warrants originally issued in an initial public offering in 1990 when we were named Wilson Capital, Inc. These warrants become exercisable for $7.00 per share upon the effectiveness of a post-effective amendment to the original registration statement, and remain exercisable for two years following that date. Under SEC rules, this prospectus relates to the prior registration statement and fulfills the undertaking to file a post-effective amendment to that registration statement reflecting material changes when we offer and sell securities registered on that statement. The warrants permit us to redeem them for $.01 per warrant three months after the date of this prospectus. We must give the warrant holders 30 days notice before we redeem the warrants. The warrant holders may exercise their warrants after receiving the notice and before the date of the redemption. We intend to redeem the warrants as soon as we are permitted to do so.


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                                  RISK FACTORS

         An investment in our shares as offered in this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus as well as any other documents incorporated by reference into this prospectus.

RISKS RELATED TO OUR BUSINESS

WE INCURRED A LOSS IN FISCAL YEAR 2000 AND WE MAY NOT BE PROFITABLE IN FISCAL YEAR 2001. WE NEED TO GENERATE ADDITIONAL REVENUE TO BE PROFITABLE.

         We incurred a loss of $4.1 million in the fiscal year ended March 31, 2000. Although we earned a profit of $0.5 million in the first quarter of fiscal 2001, this was less than the comparable period profit in the prior year, and we may not be profitable in fiscal 2001. The loss in fiscal 2000 was due principally to increased depreciation, amortization and interest expenses associated with the acquisition of Island Pacific Systems Corporation effective April 1, 1999, and product development expenses incurred to integrate our existing products, redevelop our existing products in other programming languages and develop new products. The increases in our net sales were not sufficient to offset these increased expenses. We do not expect these expenses to decrease significantly in the foreseeable future, so we will need to generate substantial additional revenue to achieve profitability in future periods.

WE DO NOT EXPECT TO MAINTAIN OUR HISTORICAL RATE OF GROWTH.

         Most of our growth has been due to acquisitions. We do not believe our net sales from continuing operations will continue to grow at the rate at which they have grown in the past unless we engage in further significant acquisitions. Our net sales from continuing operations increased 106% in the fiscal year ended March 31, 2000 compared to the fiscal year ended March 31, 1999. Our net sales decreased 7% in the quarter ended June 30, 2000 compared to the quarter ended June 30, 1999.

OUR BUSINESS WILL NOT OPERATE EFFICIENTLY AND OUR RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

         Our recent growth placed a significant strain on our management and operations. The rapid growth resulted in substantial expansion in our number of employees, the scope of our operating systems and the geographic distribution of our operations and customers during the fiscal years ended March 31, 2000 and 1999. Our ability to compete effectively and to manage future growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND THEY MAY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future as a result of several factors, many of which are outside of our control. If revenue declines in a quarter, our operating results will be adversely affected because many of our expenses are relatively fixed. In particular, sales and marketing, product development and general and administrative expenses do not change significantly with variations in revenue in a quarter. It is likely that in some future quarter our net sales or operating results will be below the expectations of public market analysts or investors. If that happens, our stock price will likely decline.

OUR REVENUE MAY VARY FROM PERIOD TO PERIOD, WHICH MAKES IT DIFFICULT TO PREDICT FUTURE RESULTS.

         Factors outside our control that could cause our revenue to fluctuate significantly from period to period include:

o the size and timing of individual orders, particularly with respect to our larger customers;
o    general health of the retail industry and the overall economy;

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o    technological changes in platforms supporting our software products;
o customer order deferrals in anticipation of our and our competitors' new products; and
o    market acceptance of new software products.

         The factors within our control include:

o    changes in our strategies; and
o    non-recurring sales of assets and technologies.

         In particular, we usually ship our software products when contracts are signed, so order backlog at the beginning of any quarter usually represents only a small portion of that quarter's expected revenues. As a result, software license revenues in any quarter are substantially dependent on orders booked and delivered in that quarter, and this makes it difficult for us to predict revenues. We have experienced, and we expect to continue to experience, quarters or periods where individual software license or service orders are significantly larger than our typical software license or service orders. Because of the nature of our products, we may get one or more large orders in one quarter from a customer and then no orders the next quarter.

OUR EXPENSES MAY VARY FROM PERIOD TO PERIOD, WHICH COULD AFFECT QUARTERLY RESULTS AND OUR STOCK PRICE.

         If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations would be adversely affected and we may incur losses for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

o the extent of marketing and sales efforts necessary to promote and sell our products;
o    the timing and extent of our product development efforts; and
o    the timing of personnel hiring.

IT IS DIFFICULT TO EVALUATE OUR PERFORMANCE BASED ON PERIOD TO PERIOD COMPARISONS OF OUR RESULTS.

         The many factors which can cause revenues and expenses to vary make meaningful period to period comparisons of our results difficult. Also, we have engaged in a number of significant acquisitions and dispositions of businesses, so some prior period results do not include the same operations as current comparable periods. We do not believe period to period comparisons of our financial performance are necessarily meaningful, and you cannot rely on them as an indication of our future performance.

OUR SALES CYCLES ARE LENGTHY, WHICH MAKES IT DIFFICULT FOR US TO PREDICT REVENUES AND BUDGET EXPENSES.

         The length of our sales cycles results in fluctuations in our operating results, which could cause our stock price to decline. Our sales cycles vary substantially from customer to customer, but typically range from four to twelve months. Our software products are complex and perform or directly affect mission-critical functions across many different functional and geographic areas of the retail enterprise. In many cases, our customers must change established business practices when they install our software. Our sales staff must dedicate significant time consulting with a potential customer concerning the substantial technical and business concerns associated with implementing our products. The purchase of our products is often discretionary, so lengthy sales efforts may not result in a sale. Moreover, it is difficult to predict when a sale will occur.

WE MAY EXPERIENCE SEASONAL DECLINES IN SALES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FALL SHORT OF EXPECTATIONS IN SOME QUARTERS.

         We may experience slower sales of our software products from October through December of each year as a result of retailers' focus on the holiday retail shopping season. This can negatively affect revenues in our third fiscal quarter and in other quarters, depending on our sales cycles.

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DEMAND FOR OUR RETAIL SOFTWARE SYSTEMS DECLINED IN FISCAL YEAR 2000, AND THIS
TREND MAY NOT HAVE REVERSED.

         During the last six months of calendar year 1999 we experienced a decline in overall demand for our retail software systems. We believe this decline in demand was due to deferred purchasing decisions related to the millennium change and anticipation of new products to be announced in early calendar year 2000. Fewer sales cycles commenced during that time, so the decline in demand continued to negatively affect sales in the quarters ended March 31, 2000 and June 30, 2000. We believe the decline in demand reversed in early calendar year 2000 after concerns over the millennium change subsided and after new products from us and our competitors were announced in early 2000. Nonetheless, our typically long sales cycles make it difficult to evaluate whether and when sales will improve, or whether the decline in demand was due to other factors which might continue to negatively affect sales.

COLLECTION OF A LARGE NOTE RECEIVABLE ASSET DEPENDS ON THE VALUE OF A THINLY TRADED STOCK. IF THE STOCK DECLINES IN VALUE, WE MAY HAVE SEVERE LIQUIDITY PROBLEMS AND WE MAY INCUR SUBSTANTIAL LOSSES.

         Our June 30, 2000 balance sheet includes a $14.4 million note receivable which we may not collect. If we cannot collect the note, we may experience severe liquidity problems as other fixed obligations come due.

         This note is secured by approximately 11% of the outstanding common stock of Integrity Software, Inc. We do not believe the obligor under the note has any assets other than the Integrity shares securing the note. The obligor is an affiliate of Integrity, and its ability to sell the Integrity shares to repay the note is limited by law and by market conditions. Our ability to sell the Integrity shares upon foreclosure of the note will be similarly limited.

         We may have to impair or write off the note receivable asset if the value of the Integrity shares declines before repayment of the note. If we experience impairment in the value of the note receivable, our assets will decline and we will incur a charge in the quarter in which the impairment occurs equal to the amount of the impairment. This will adversely affect our results for that quarter, and may cause our stock price to decline. Integrity's shares are quoted on the National Quotation Bureau Pink Sheets, but the trading volume is extremely limited. The quoted price of Integrity from July 1, 2000 to October 5, 2000 ranged from low of $5.50 to high of $8.00, which represents a market capitalization of between $76.8 million and $111.7 million. Because of the limited trading volume and because these quotations may not represent actual transactions, we do not believe the prices quoted on the Pink Sheets represent the fair value of the Integrity shares securing our note. We obtained an independent valuation of the Integrity shares securing the note at June 30, 2000, which supported the $14.4 million carrying value of the note on our June 30, 2000 balance sheet.

WE HAVE SUBSTANTIAL DEBT WHICH WE MAY NOT BE ABLE TO SERVICE AND WHICH MAY RESULT IN A LENDER CONTROLLING OUR ASSETS IN AN EVENT OF DEFAULT.

         We have a substantial amount of both short-term and long-term debt. A balloon principal payment of as much as $6.15 million will be due to Union Bank of California, N.A. on April 1, 2001, and a balloon principal payment of $10 million will be due to Softline Limited, our majority stockholder, on August 1, 2001. Our current operations are unlikely to generate sufficient cash to make these principal payments. We will therefore have to refinance one or both loans or raise other debt or equity capital. We currently have no commitments for such financings, and funds may not be available on acceptable terms and conditions, or at all.

         The Union Bank loans (consisting of a term loan and a revolving line of credit) are secured by all of our stock in and all of the assets of our U.S. retail software subsidiaries, and 65% of our stock in our Australian retail software subsidiary. If we cannot refinance the Union Bank loans or raise capital before April 1, 2001, Union Bank may take control of the substantial majority of our assets. This would very substantially reduce the value of your stock.

         We also owe $1.4 million to three entities (including a major stockholder) with no stated maturity dates. See "Management's Discussion and Analysis of Financial Condition" in our March 31, 2000 Form 10-K for further discussion of the terms of our indebtedness.

         The substantial amount of our debt impacts us in a number of ways:

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     o   We have to dedicate a substantial portion of cash flow from operations to monthly principal and interest payments on the debt, which reduces funds available for other purposes.

     o We may not have sufficient funds to pay monthly principal and interest payments.

     o The existing debt may make it more difficult or impossible for us to obtain additional financing if needed for working capital or other purposes.

         Any or all of these factors could cause our stock price to decline.

FLUCTUATIONS IN INTEREST RATES COULD INCREASE OUR INTEREST EXPENSE AND REDUCE CASH AVAILABLE FOR OTHER PURPOSES.

         Our indebtedness with Union Bank and other indebtedness requires us to pay interest based on a rate which floats with market interest rates. If market interest rates increase, our interest expense will increase, which will reduce our earnings and reduce cash available for other purposes. At September 30, 2000, our total borrowings subject to variable interest rates was $5.6 million. Based on this balance, a one percent increase in interest rates would cause a change in interest expense of approximately $56,000 on an annual basis.

OBTAINING ADDITIONAL CAPITAL TO REPAY DEBT, FUND OUR OPERATIONS AND FINANCE OUR GROWTH COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

         In addition to the need to raise capital to repay debt, we may need to raise further capital to:

     o   support unanticipated capital requirements;
     o   take advantage of acquisition or expansion opportunities;
     o   continue our current product development efforts;
     o   develop new products or services; or
     o   address working capital needs.

         Our future capital requirements depend on many factors including our research, development, sales and marketing activities. We do not know whether additional financing will be available when needed, or available on terms acceptable to us. If we cannot raise needed funds for the above purposes on acceptable terms, we may be forced to curtail some or all of the above activities and we may not be able to grow our business or respond to competitive pressures or unanticipated developments.

         We may raise this capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

         Our cash from operations has not been sufficient to meet our capital needs, and we have relied on capital from related parties. Softline loaned us $10 million to make a required principal payment on our Union Bank term loan in July 2000. Also, during our last fiscal year, Softline exercised options to purchase shares of SVI common stock for net proceeds of $4.8 million. We used these proceeds to finance a portion of our operations, including interest payments on debt. In June 1999 we borrowed $2.3 million from three of our stockholders to pay a portion of the purchase price for Island Pacific.

         We may not be able to obtain capital from related parties in the future. Neither Softline nor any other stockholders or related parties are under any obligation to continue to provide cash to meet our future liquidity needs. Moreover, Softline's ability to continue to finance our liquidity needs is limited by Softline's cash resources and by South African currency exchange laws.

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INTANGIBLE ASSETS REPRESENT 65% OF OUR TOTAL ASSETS AND MORE THAN OUR
STOCKHOLDERS' EQUITY. WE MAY HAVE TO IMPAIR OR WRITE-OFF THESE ASSETS, WHICH WILL CAUSE A CHARGE TO EARNINGS AND COULD MAKE IT MORE DIFFICULT TO OBTAIN FINANCING.

         The large percentage of our assets and stockholders' equity represented by goodwill, capitalized software and other intangible assets makes us susceptible to very large impairments and one-time write-offs. These impairments can in turn cause very large one-time losses, which could cause our stock price to decline.

         Consistent with generally accepted accounting principals, we evaluate our long-lived assets, including our intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If we determine an asset is impaired, we will write-off the difference between the carrying value and the fair value of the asset. At each balance sheet date, we also evaluate on a product-by-product basis the unamortized capital cost of computer software compared to the net realizable value of that product. We will write-off any excess in unamortized capital costs of a computer software product over the product's net realizable value. Any impairment of an asset will be a charge against earnings for the quarter in which it occurs.

         Any such impairments will also reduce our assets, as well as the ratio of our assets to our liabilities. These balance sheet effects could make it more difficult for us to obtain capital, and could make the terms of capital we do obtain more unfavorable to our existing stockholders.

ACQUISITIONS MAY ADVERSELY AFFECT OUR BUSINESS.

         We regularly review acquisition prospects that would complement our existing product offerings, augment our market coverage, secure supplies of critical materials or enhance our technological capabilities. Acquisitions or investments could result in a number of financial consequences, including:

o    potentially dilutive issuances of equity securities;
o    large one-time write-offs;
o    reduced cash balances and related interest income;
o higher fixed expenses which require a higher level of revenues to maintain gross margins;
o    the incurrence of debt and contingent liabilities; and
o    amortization expenses related to goodwill and other intangible assets.

         Furthermore, acquisitions involve numerous operational risks, including:

o difficulties in the integration of operations, personnel, technologies, products and the information systems of the acquired companies;
o    diversion of management's attention from other business concerns;
o diversion of resources from our existing businesses, products or technologies;
o risks of entering geographic and business markets in which we have no or limited prior experience; and
o    potential loss of key employees of acquired organizations.

         Our inability to overcome problems encountered in connection with such acquisitions could divert the attention of management, utilize scarce corporate resources and harm our business. In addition, we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be consummated.

FOREIGN CURRENCY FLUCTUATIONS MAY IMPAIR OUR COMPETITIVE POSITION AND AFFECT OUR OPERATING RESULTS.

         Fluctuations in currency exchange rates affect the prices of our products and our expenses, and foreign currency losses will negatively affect profitability or increase losses. Approximately 37% of our net sales were outside North America, principally in Australia and the United Kingdom, in the year ended March 31, 2000. Most of our international sales are denominated in the local currency rather than U.S. dollars. In particular, sales denominated in Australian dollars accounted for 23% of our net sales in fiscal 2000.

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         If there is a significant devaluation of the currency of Australia or another specific country, the prices of our products will increase relative to that country's currency and our products may be less competitive in that country. Many of our expenses related to foreign sales, such as corporate level administrative overhead and product development, are denominated in U.S. dollars. When accounts receivable and accounts payable arising from international sales and services are converted to U.S. dollars, the resulting gain or loss contributes to fluctuations in our operating results. We do not hedge against foreign currency exchange rate risks.

IN WE CANNOT MANAGE ADDITIONAL CHALLENGES PRESENTED BY OUR INTERNATIONAL OPERATIONS, OUR REVENUES AND PROFITABILITY MAY SUFFER.

         A substantial portion of our net sales are outside the United States and part of our growth strategy depends on increasing international sales. If we cannot increase our international sales, we may not be able to achieve our business objectives. We have already devoted significant resources to, and expect to continue to devote resources to, our expansion into foreign countries, particularly to expand our sales force. To increase international sales in the future, we must establish additional foreign operations, hire additional personnel and further exploit strategic relationships. The countries in which we operate may not have a sufficient pool of qualified personnel from which to hire, and we may not be successful at hiring, training or retraining personnel.

         There are many risks inherent in our international business activities. For example:

o we are subject to many foreign regulatory requirements which may change without notice;
o our expenses related to sales and marketing and product development may increase;
o localizing products for foreign countries involves costs and risks of non-acceptance;
o we are subject to various export restrictions, and export licenses may not always be available;
o    we are subject to foreign tariffs and other trade barriers;
o we may become subject to higher tax rates or taxation in more than one jurisdiction;
o some of the foreign countries that we deal with suffer from political and economic instability;
o    we may have less protection for our intellectual property rights;
o consulting, maintenance and service revenues may have lower margins in foreign countries;
o    we may not be able to move earnings back to the United States;
o    it can be more difficult to staff and manage our foreign operations; and
o    we may have difficulty collecting accounts receivable.

         Any of these factors could negatively affect our financial performance and results of operations and cause our stock price to decline.

OUR CUSTOMERS ARE CONCENTRATED, SO THE LOSS OF ONE OR MORE KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES AND PROFITS.

         We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of large customers. During the fiscal year ended March 31, 2000, Toys "R" Us accounted for 15% of our net sales. We continue to provide services and support to Toys "R" Us. Our customers, including Toys "R" Us, may buy less of our products or services depending on their own technological developments and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance.

IF WE LOSE THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT OR KEY TECHNICAL AND SALES PERSONNEL, OR IF WE ARE UNABLE TO RETAIN OR ATTRACT ADDITIONAL TECHNICAL PERSONNEL, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WILL BE IMPAIRED.

         We are heavily dependent on Barry M. Schechter, our Chairman and CEO, and on other key management personnel. We also believe our future success will depend largely upon our ability to attract and retain highly-skilled software programmers, managers, and sales and marketing personnel. Competition for personnel is intense, particularly in international markets. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We compete against numerous companies, including larger, more

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established companies, for our personnel. We may not be successful in attracting or retaining skilled technical and managerial personnel. The loss of key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance and cause our stock price to decline.

TWO OF OUR EXECUTIVES IN CHARGE OF RETAIL OPERATIONS SUBSIDIARIES RECENTLY RETIRED AND THEIR REPLACEMENTS HAVE SERVED IN THEIR CURRENT CAPACITIES FOR ONLY A SHORT TIME.

         Mark Wulff, CEO of our SVI Retail division, and Colin Chapman, Managing Director of our SVI Retail (Australia) division, have served in their current roles for only a short time. One or both may not have the experience or skill to manage these business units. Our future revenues and earnings will significantly depend on the performance of Mr. Wulff in particular.

WE ARE DEPENDENT ON THE RETAIL INDUSTRY, AND IF ECONOMIC CONDITIONS IN THE RETAIL INDUSTRY DECLINE, OUR REVENUES MAY DECLINE.

         Our future growth is critically dependent on increased sales to the retail industry. As a result of our acquisitions of Applied Retail Solutions and Island Pacific and our sale of IBIS Systems Limited, we now derive the substantial majority of our revenues from the licensing of software products and the performance of related services to the retail industry. Demand for our products and services could decline in the event of consolidation, instability or downturns in the retail industry. This decline would likely cause reduced sales and could impair our ability to collect accounts receivable. The result would be reduced earnings and weakened financial condition, each or both of which would likely cause our stock price to decline.

         The success of our customers is directly linked to economic conditions in the retail industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. The retail industry may be consolidating, and it is uncertain how consolidation will affect the industry. The traditional "brick and mortar" retailers that we have historically served now face substantial competition from Internet-based retailers which may negatively impact their ability to purchase our products and services.

OUR GROWTH WILL SUFFER IF WE DO NOT EXPAND OUR PRODUCT BASE AND MARKET PENETRATION TO THE INTERNET.

         Our growth depends on market acceptance of our e-commerce products and our ability to develop new products which meet market acceptance. The Internet is dramatically impacting the retail industry, and the market for these e-commerce products is new and quickly evolving. Our competitors are aggressively pursing this sector. We expect significant growth in e-commerce over the Internet; however, we are unable to predict the full impact this emerging form of commerce will have on the traditional "brick and mortar" retail operations we have historically served. If the market for our web-enabled products fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our e-commerce products are not accepted in the marketplace, our business, operating results and financial condition could be negatively impacted and our stock price could decline.

OUR GROWTH IS DEPENDENT ON DEVELOPING OUR DIRECT SALES OR EXPANDING INTO OTHER DISTRIBUTION CHANNELS. OTHER DISTRIBUTION CHANNELS CREATES RISKS THAT WE MAY NOT MANAGE SUCCESSFULLY.

         In order to grow, we may find it necessary to expand our distribution channels beyond direct sales, which constitute the majority of our sales. If we begin to use resellers, they may compete with our direct sales. We may not be able to attract resellers that will be able to market our products effectively and that will be qualified to provide timely and cost-effective customer support and service. Conflicts among resellers may adversely affect sales. Even if we are able to attract resellers, most reseller agreements can be terminated by either party without cause. If we cannot expand our direct sales, develop additional distribution channels, or manage any potential channel conflicts, we may not be able to grow or our growth may slow.

WE RELY ON THIRD-PARTY SUPPLIERS, AND A DISRUPTION IN SUPPLY WOULD NEGATIVELY IMPACT OUR ABILITY TO MEET CUSTOMER DEMANDS.

         We rely on technology licensed from third parties, including Microsoft for the Windows operating system, IBM for the OS/400 operating system and the Websphere Commerce Suite, and Lansa Inc. for integrated AS/400 software development tools. Any termination of, or significant disruption in, our ability to license these products would adversely affect our business and revenues. Our licenses from each of these providers are non-exclusive. In addition, any technical problems or errors with current or future versions of these licensed products could cause errors or technical problems in our products, which could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, product returns, increased costs, and diversion of development resources, product redesigns and increased warranty and servicing costs.

IF WE CANNOT EXPAND INTO CERTAIN MARKET SECTORS, WE MAY NOT BE ABLE TO GROW OUR BUSINESS.

         In order to grow our business, we need to expand our customer base and the types of retailers we serve. We currently serve only the specialty goods, mass merchants and department store markets. Our products and services may not gain acceptance in or meet the expectations and needs of other sectors.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF THE INTENSE COMPETITION IN THE RETAIL SOFTWARE INDUSTRY.

         We conduct business in an industry characterized by intense competition. Most of our competitors are very large companies with an international presence. We must also compete with smaller companies which have been able to develop strong local or regional customer bases. Many of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than us. Our competitors may also have lower cost structures and better access to the capital markets than us. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may:

o introduce new technologies that render our existing or future products obsolete, unmarketable or less competitive;
o make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, which would increase the ability of their products to address the needs of our customers; and
o establish or strengthen cooperative relationships with our current or future strategic partners, which would limit our ability to sell products through these channels.

         We could be forced to reduce prices and suffer reduced margins and market share due to increased competition from providers of products similar to, or competitive with, our products, or from service providers that provide services similar to our services. Competition could also render our technology obsolete. For a further discussion of competitive factors in our industry, see "Competition" in our March 31, 2000 Form 10-K.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO OUR SUCCESS DEPENDS HEAVILY ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.

         The retail software industry is characterized by rapid technological change, evolving standards and wide fluctuations in product supply and demand. We must cost-effectively develop and introduce new products that keep pace with technological developments to compete. If we do not gain market acceptance for our existing or new products or if we fail to introduce progressive new products in a timely or cost-effective manner, our financial performance will suffer.

         The success of product enhancements and new products depends on a variety of factors, including product selection and specification, timely and efficient completion of product design, and effective sales and marketing efforts. In developing new products and services, we may:

o fail to respond to technological changes in a timely or cost-effective manner;
o encounter products, capabilities or technologies developed by others that render our products and services obsolete or non-competitive or that shorten the life cycles of our existing products and services;
o experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and services; or
o    fail to achieve market acceptance of our products and services.

         The life cycles of our products are difficult to estimate, particularly in the emerging electronic commerce market. As a result, new products and enhancements, even if successful, may become obsolete before we recoup our investment.

OUR PROPRIETARY RIGHTS OFFER ONLY LIMITED PROTECTION AND OUR COMPETITORS MAY DEVELOP PRODUCTS SUBSTANTIALLY SIMILAR TO OUR PRODUCTS AND USE SIMILAR TECHNOLOGIES WHICH MAY RESULT IN THE LOSS OF CUSTOMERS. WE MAY HAVE TO BRING COSTLY LITIGATION TO PROTECT OUR PROPRIETARY RIGHTS.

         Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspects of our intellectual property. Our intellectual property includes our trademarks, trade secrets, copyrights and other proprietary information. Our efforts to protect our intellectual property may not be successful. Effective copyright and trade secret protection may be unavailable or limited in some foreign countries. We hold no patents. Consequently, others may develop, market and sell products substantially equivalent to our products, or utilize technologies similar to those used by us, so long as they do not directly copy our products or otherwise infringe our intellectual property rights.

         We may find it necessary to bring claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. The ultimate outcome of any litigation will be difficult to predict.

OUR PRODUCTS MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

         We may become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to and defending claims related to our intellectual property rights, even ones without merit, can be time consuming and expensive and can divert management's attention from other business matters. In addition, these actions could cause product shipment delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results and financial condition.

IF OUR PRODUCTS ARE NOT COMPATIBLE WITH HARDWARE OR SOFTWARE, OUR SALES COULD SUFFER.

         Software sales can often be driven by advances in hardware or operating system technology. If providers do not, or are unable to, continue to provide state-of-the-art POS and head office hardware which runs our software, our financial performance may suffer. We do not develop hardware or operating systems, so we are dependent upon third-party providers to develop the hardware platforms and operating systems that run our software.

DEVELOPMENT AND MARKETING OF OUR PRODUCTS DEPENDS ON STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES. OUR EXISTING STRATEGIC RELATIONSHIPS MAY NOT ENDURE AND MAY NOT DELIVER THE INTENDED BENEFITS, AND WE MAY NOT BE ABLE TO ENTER INTO FUTURE STRATEGIC RELATIONSHIPS.

         Since we do not possess all of the technical and marketing resources necessary to develop and market our products to their target markets, our business strategy substantially depends on our strategic relationships. While some of these relationships are governed by contracts, most are non-exclusive and all may be terminated on short notice by either party. If these relationships terminate or fail to deliver the intended benefits, our product development and marketing efforts will be impaired and our revenues may decline. We may not be able to enter into new strategic relationships which could put us at a disadvantage to those of our competitors which do successfully exploit strategic relationships.

OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A LIMITED NUMBER OF GEOGRAPHIC LOCATIONS, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.

         Substantially all of our primary computer and telecommunications systems are located in two geographic areas. These systems are vulnerable to damage or interruption from fire, earthquake, water damage, sabotage, flood, power loss, technical or telecommunications failure or break-ins. Our business interruption insurance may not adequately compensate us for our lost business and will not compensate us for any liability we incur due to our inability to provide services to our customers. Although we have implemented network security measures, our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to service our customers. Any of these occurrences could impair our ability to serve our customers and harm our business.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCTS.

         Our business exposes us to product liability risks. Any product liability or other claims brought against us, if successful and of sufficient magnitude, could negatively affect our financial performance and cause our stock price to decline.

         Our software products are highly complex and sophisticated and they may occasionally contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of our products may involve customer-specific customization by us or third parties, and may involve integration with systems developed by third parties. These aspects of our business create additional opportunities for errors and defects in our products and services. Problems in the initial release may be discovered only after the product has been implemented and used over time with different computer systems and in a variety of applications and environments. Our products have in the past contained errors that were discovered after they were sold. Our customers have also occasionally experienced difficulties integrating our products with other hardware or software in their enterprise.

         We are not currently aware of any defects in our products that might give rise to future lawsuits. However, errors or integration problems may be discovered in the future. Such defects, errors or difficulties could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, product returns, increased costs and diversion of development resources, product redesigns and increased warranty and servicing costs. In addition, third-party products, upon which our products are dependent, may contain defects which could reduce or undermine entirely the performance of our products.

         Our customers typically use our products to perform mission-critical functions. As a result, the defects and problems discussed above could result in significant financial or other damage to our customers. Although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, we do not know if these limitations of liability are enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our products or the performance of our services. Our product liability insurance may not cover all claims brought against us.

RISKS RELATING TO OUR RELATIONSHIP WITH SOFTLINE

SOFTLINE LIMITED OWNS A MAJORITY OF OUR COMMON STOCK, SO WE ARE CONTROLLED BY SOFTLINE AND OUR OTHER STOCKHOLDERS ARE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING.

         Softline Limited owns approximately 56% of our outstanding common stock. Softline has nine directors, only four of which are on our board of directors. Only one of our executive officers is on Softline's board. We therefore do not control Softline. You will not be able to affect the outcome of any stockholder vote so long as Softline owns a majority of our common stock. As a result, Softline will control all matters affecting us, including:

o    the election of all of our directors;
o the allocation of business opportunities that may be suitable for Softline and us;
o any determinations with respect to mergers or other business combinations involving us;

o    the acquisition or disposition of assets or businesses by us;
o debt and equity financing, including future issuance of our common stock or other securities;
o    amendments to our charter documents;
o    the payment of dividends on our common stock; and
o    determinations with respect to our tax returns.

         Moreover, even if Softline's ownership of our common stock declines below a majority, current management of SVI controls or has the right to acquire approximately 19% of our common stock. It is therefore unlikely that you will have any effective voting control over actions which are approved by both Softline and current management.

OUR BUSINESS MAY BE DISADVANTAGED OR HARMED IF SOFTLINE'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.

         Conflicts of interest have and will continue to arise between Softline and us in a number of areas relating to our past and ongoing relationships. Conflicts may not be resolved in a manner that is favorable to us, and such conflicts may result in harmful consequences to our business or prospects.

SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS ARE ALSO DIRECTORS OR EXECUTIVE OFFICERS OF SOFTLINE, WHICH COULD CAUSE SOFTLINE'S INTERESTS TO RECEIVE PRIORITY OVER OUR INTERESTS.

         Ivan M. Epstein, Steven Cohen and Gerald Rubenstein, each of whom is one of our directors, and Barry M. Schechter, who is our Chairman and CEO and a director, are also directors or executive officers of Softline. Because our financial results are included in Softline's consolidated financial statements, these directors and executive officers may consider not only the short-term and long-term impact of financial and operating decisions on us, but also the impact of these decisions on Softline's consolidated financial results and its stockholders. In some instances, the impact of these decisions could be disadvantageous to us while advantageous to Softline.

SOFTLINE'S CONTROL OF OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

         Softline's control over our management and affairs, and over potential business combinations, could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, Softline's control could reduce the price that investors are willing to pay in the future for shares of our stock.

WE MAY BE UNABLE TO RAISE CAPITAL OR ISSUE COMMON STOCK IN CONNECTION WITH ACQUISITIONS IN THE FUTURE BECAUSE OF OUR RELATIONSHIP WITH SOFTLINE.

         Because Softline may seek to maintain its beneficial ownership percentage of our common stock for tax, accounting or other purposes, or otherwise may not want us to issue additional shares of common stock in connection with future financing transactions, we may be constrained in our ability to raise equity capital in the future or to issue common stock or other equity securities in connection with future acquisitions.

OUR BUSINESS MAY SUFFER BECAUSE WE ENTERED INTO AGREEMENTS WITH SOFTLINE THAT ARE NOT BASED ON ARM'S LENGTH NEGOTIATIONS.

         We have in the past entered into various agreements with Softline, and we may do so in the future. We currently owe $10 million to Softline under a promissory note due August 1, 2001. None of these agreements resulted from arm's length negotiations. These agreements may include terms and conditions that may be more or less favorable to us than terms contained in similar agreements negotiated with third parties.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE. WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR STOCK PRICE VOLATILITY.

         The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price could be affected. Some of the volatility in our stock price appears unrelated to our performance. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This litigation has been especially prevalent with respect to technology companies. We may therefore become the target of securities class action litigation. Such litigation would likely result in substantial costs, harm our financial condition and divert management's attention and resources.

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK AND WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not previously paid any cash or other dividend on our common stock. We anticipate that we will use our earnings and cash flow for repayment of indebtedness and future growth, and we do not have any plans to pay dividends in the foreseeable future. Future equity financings may restrict our ability to pay dividends.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE, AND THE TERMS OF THE PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

         We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may determine the terms of preferred stock without further action by our stockholders. If we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. We are actively seeking capital, and some of the arrangements we are considering involve the issuance of preferred stock. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

OUR STOCKHOLDERS WILL BE ASKED TO APPROVE OUR REINCORPORATION IN DELAWARE, AND SOME PROVISIONS OF OUR NEW CHARTER OR BYLAWS MAY AFFECT YOUR STOCK PRICE. APPROVAL OF THESE MATTERS IS ASSURED.

         Our stockholders will be asked at our next annual meeting scheduled for November 16, 2000, to approve a change in the state of our incorporation from Nevada to Delaware. Our stockholders will also be asked to approve in connection with the reincorporation an increase in the number of authorized shares of common stock from 50,000,000 to 100,000,000 and a reduction of the required quorum at meetings of stockholders from a majority of the outstanding shares to one-third of the outstanding shares. Approval of these measures is assured given Softline's majority control of our stock. These resolutions could adversely affect the value of your common stock.

         The increase in the number of authorized shares will allow us to issue additional shares of common stock without further stockholder approval, which could substantially dilute your interest and reduce the value of your common stock. The reduction in the quorum requirement will allow us to obtain stockholder approval for matters with a minority of the shares present at the meeting. This will make it more likely that a minority of the outstanding voting power could adopt resolutions which would affect all of our stockholders.

NEVADA AND DELAWARE LAW AND SOME PROVISIONS OF OUR CHARTER AND BYLAWS MAY AFFECT THE PRICE OF YOUR STOCK.

         Special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors. Stockholders have no right to call a meeting and may not act by written consent.

Stockholders must also comply with advance notice provisions in our bylaws in order to nominate directors or propose matters for stockholder action. These provisions of our charter documents, as well as certain provisions of Nevada law, could delay or make more difficult certain types of transactions involving a change in control of the company or our management. The same charter provisions will apply after the reincorporation to Delaware, and Delaware law also contains provisions that could delay or make more difficult change in control transactions. As a result, the price of our common stock may be adversely affected.

SHARES ISSUED UPON THE EXERCISE OF OPTIONS AND WARRANTS COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

         We have issued options and warrants to acquire common stock to our employees and certain other persons at various prices, some of which are or may in the future be below the market price of our stock. If exercised in the money, these options and warrants will cause immediate and possibly substantial dilution to our stockholders. We currently have options for 2,256,997 shares outstanding which have exercise prices below the recent market price of our stock of $4.95 per share. We have options and warrants for 1,227,475 shares outstanding at prices above the current $4.95 market price, and if the current market price increases, these options and warrants could have a dilutive effect on stockholders if exercised. Our existing stock option plan currently has 2,565,500 shares available for issuance, and we are asking our stockholders to approve an increase of 500,000 shares under the plan, and further automatic annual increases. Future options issued under the plan may have further dilutive effects.

         Sales of shares pursuant to exercisable options and warrants could lead to subsequent sales of the shares in the public market, and could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

         Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                               RECENT DEVELOPMENTS

         In June 2000, Marcel Golding resigned from our Board of Directors. We appointed Steven Cohen, Chief Operating Officer of Softline Limited, to fill the vacancy.

         In May 2000, we announced that we were in discussions with Softline concerning a possible business combination between Softline and SVI. We and Softline were exploring the possibility of SVI acquiring some or all of the assets or outstanding shares of Softline in exchange for the issuance of SVI common stock, but we had not determined any preliminary terms for such a transaction. A transaction of this nature requires preliminary approval from the South African Reserve Bank, and Softline filed an application for such approval in May 2000. Pending comments and approval from the Reserve Bank, SVI and Softline could not effectively discuss terms for a possible transaction, determine the impact of such a transaction on SVI's financial statements, or decide whether to proceed with a transaction. Softline has not received a response from the Reserve Bank on its initial application, and it anticipates that ultimate approval would involve significant challenges and difficulties.

         In October 2000, we and Softline determined that a business combination between the two companies was not compatible with the current strategic directions of each company. We have therefore terminated further talks on the matter.

         We have scheduled an annual meeting of stockholders for November 16, 2000. The matters to be voted upon at the meeting will include:

o The approval of a plan of merger by which we will change our state of incorporation from Nevada to Delaware;

o    A change in the corporate name to "SVI Solutions, Inc.";

o An increase in the number of shares of common stock authorized from 50,000,000 to 100,000,000;

o A reduction of the required quorum at meetings of stockholders from a majority of the outstanding shares to one-third of the outstanding shares; and

o Amendments to our 1998 Incentive Stock Plan to: (i) increase the aggregate number of shares of common stock authorized for issuance under the plan to 4,000,000 shares; (ii) authorize an automatic annual increase in the shares reserved for issuance under the plan by an amount equal to the lesser of 2% of the total number of shares outstanding on the last trading day of the fiscal year or 600,000 shares (or a lesser amount as determined by our board); and (iii) prohibit the granting of stock awards under the plan to any one participant in excess of 500,000 shares in any calendar year.

         Softline has indicated its intention to vote for each of the above matters, so stockholder approval is essentially assured.

         The primary reason we are recommending reincorporation in Delaware is that Delaware law and the court decisions construing it are widely regarded as the most extensive and well-defined body of corporate law in the United States. Delaware's courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal issues.

         The primary reason we are recommending authorization of 50,000,000 additional shares of common stock is to give us additional flexibility to raise capital in public or private transactions through the issuance of common stock, and to issue common stock in acquisitions of businesses or assets, without the time and expense needed to obtain further stockholder approval.

         The primary reason we are recommending reducing the required presence for a quorum at stockholder meetings from a majority to one-third of outstanding shares is to make it easier for us to obtain the necessary approval for important corporate actions which require stockholder approval without the delays and costs associated with hiring proxy solicitors.

         The proposals above were not designed to facilitate the previously announced possible business combination between SVI and Softline, and we do not believe they would have had that effect. We have no plans to recommence discussions with Softline concerning a combination of the two companies. However, if discussions were to recommence, Nevada law and Delaware law contain substantially identical provisions as to when we are required to seek stockholder approval for a such business combination. Depending on the structure chosen, stockholder approval would not necessarily be required under the laws of either Nevada or Delaware. If stockholder approval is required for the structure chosen, neither Nevada law nor Delaware law would require the separate approval of our minority stockholders for such a combination. Also, neither Nevada law nor Delaware law would give dissenters rights to stockholders who might vote against a business combination with Softline.

         The rules of the American Stock Exchange will require us to obtain stockholder approval as a prerequisite to listing additional shares issued in a business combination with Softline if we issue to Softline or its stockholders shares representing 5% or more of our total outstanding shares prior to the transaction. Our stockholders would therefore likely have the opportunity to vote on any such transaction. Based on current holdings, Softline would control the outcome of that vote. We have not made any determination as to whether we would voluntarily seek stockholder approval for a business combination with Softline, or any other transaction involving the issuance of shares to Softline, if approval is not required under applicable corporation law or American Stock Exchange rules. We also have made no determination as to whether we would seek the separate approval of a majority of the stockholders other than Softline for any such transaction.

                                 USE OF PROCEEDS

         We will receive up to $175,000 if all of the warrants which are the subject of this offering are exercised. The warrants become exercisable on the date of this prospectus and expire two years after that date. The warrants permit us to redeem them for $.01 per warrant three months after the date of this prospectus. We must give the warrant holders 30 days notice before we redeem the warrants. The warrant holders may exercise their warrants after receiving the notice and before the date of the redemption. We intend to redeem the warrants as soon as we are permitted to do so.

         We will use any proceeds we receive from the exercise of the warrants to repay a portion of the principal of outstanding bank debt under our existing credit agreement with Union Bank of California, N.A. This debt consists of a $4.75 million term loan due April 1, 2001 and a $3.0 million revolving line of credit also due April 1, 2001, under which we have drawn approximately $2.8 million as of September 30, 2000. Both loans bear interest at Union Bank's prime rate established from time to time plus 5% (currently, 14.75%). The term loan originally consisted of two term loans in the total principal amount of $18.5 million obtained to pay a portion of the $35 million purchase price for Island Pacific Systems Corporation, which we acquired effective April 1, 1999.

         We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.


                              SELLING STOCKHOLDERS

         We are registering up to 700,000 shares of our common stock for resale by the selling stockholder named below. The term "selling stockholder" includes the stockholder named below and its transferees, pledgees, donees or other successors. The registered shares include 344,948 shares of common stock currently owned by the selling stockholder and up to 355,052 shares of common stock that may be issued after the date of this prospectus pursuant to our agreement with the selling stockholder. Under the terms of this agreement, the selling stockholder may receive additional shares of our common stock if the average of the closing price of our stock on the American Stock Exchange for the five days preceding the date of this prospectus is less than $10.34. The number of additional shares to be issued will be determined based on the following formula:

         Number of Additional Shares = (($8.89-P) x 337,448)/P, where P = .86 x the average of the closing price of our stock on the American Stock Exchange for the five days preceding the date of this prospectus.

         We have agreed to pay to the selling stockholder a penalty associated with delayed effectiveness of registration of approximately $285,000.

         The number of shares which may be issued pursuant to the above repricing formula may exceed the 355,052 additional shares registered, in which case we have agreed to file a post-effective amendment or an additional registration statement for the additional shares.

         The number of shares we are registering for the selling stockholder does not include an indeterminate number of additional shares that may be registered and issued in accordance with Rule 416 under the Securities Act to prevent dilution of the common stock resulting from stock splits, stock dividends or other events.

         The following table sets forth certain information as of October 16, 2000 with respect to the selling stockholder. This information is based on information provided by selling stockholder, and assumes the sale of all of the resale shares by the selling stockholder. The applicable percentages of ownership are based on an aggregate of 33,955,605 shares of common stock outstanding as of September 30, 2000.

                                         SHARES OF
                                          COMMON                                 SHARES OF
                                           STOCK                                   COMMON
                                       BENEFICIALLY                                STOCK
                                           OWNED                   MAXIMUM      BENEFICIALLY
                                          BEFORE                  NUMBER OF      OWNED AFTER
                                         OFFERING                  SHARES         OFFERING
                                            (1)                   OFFERED            (2)
NAME                                      NUMBER          %        HEREBY           NUMBER          %
----                                      ------          -        ------           ------          -

Amro International, S.A.                  700,000       2.1%       700,000           -0-           0%

(1) Includes 344,948 shares owned by the selling stockholder and up to 355,052 shares which may be issued pursuant to our agreement with the selling stockholder.

(2) Assumes sale of all of the shares registered for the account of the selling stockholder.

                              PLAN OF DISTRIBUTION

         The shares offered by us through this prospectus will be issued upon surrender of the associated warrant certificate, completion of the Form of Election to Purchase and payment of the exercise price of $7.00 per share in cash, to our warrant agent, Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado 80202. We will issue the shares so purchased in the name of the person as directed by the warrant holder. The warrant holder may exercise all or any portion of the warrant beginning after the date of this prospectus and ending on the second anniversary of the date of this prospectus. We may call the warrants for redemption any time after January 24, 2001, for an amount equal to $.01 per warrant, by giving at least 30 days advanced written notice to the warrant holders. The warrant holders will have the opportunity to exercise the warrants during the 30-day notice period. If any warrant holders do not exercise their warrants, they will be entitled to the redemption price of $.01 per warrant by surrendering their warrant certificate(s) to Corporate Stock Transfer. No warrant holder will be entitled to exercise its warrant, or to receive the redemption price, after the expiration date of the warrants, which is October 24, 2002.

         The shares of common stock offered for resale may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         o on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;
         o   in private transactions;
         o   through options;
         o   by pledge to secure debts and other obligations; or
         o   a combination of any of the above methods.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and the selling stockholder complies with the exemption.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders may pay selling commissions or brokerage fees with respect to the sale of the resale shares by them.

                                  LEGAL MATTERS

         Solomon Ward Seidenwurm & Smith, LLP will pass upon the validity of the common stock offered by this prospectus. As of the date of this prospectus, partners and employees of Solomon Ward Seidenwurm & Smith, LLP beneficially owned an aggregate of 61,839 shares of the our common stock.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements as of March 31, 1998 and September 30, 1997 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2000 have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The description of the appraisal of the collateral securing our note receivable obtained in connection with our disposition of IBIS Systems Limited, incorporated by reference in this prospectus from our Form 10-K for the year ended March 31, 2000, and included herein, has been prepared by Business Valuation Services, Inc., a business appraiser, as indicated in its appraisal report. The description of the appraisal is incorporated in this prospectus by reference and included herein in reliance upon such report and information given on the authority of the firm as an expert with respect to the matters contained in its appraisal report.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http:\\www.sec.gov."

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o Annual Report on Form 10-K for the year ended March 31, 2000, as amended;
     o   Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;
     o   Current Report on Form 8-K dated September 19, 2000; and
     o Registration Statement on Form 8-A, which includes a description of our common stock.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                           SVI Holdings, Inc.
                           12707 High Bluff Drive, Suite 335
                           San Diego, CA  92130
                           Attn:  Secretary
                           (858) 481-4404

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF OCTOBER 24, 2000.

                               SVI HOLDINGS, INC.

                                 725,000 SHARES

                                  COMMON STOCK